Exhibit 10.1

FIRST AMENDMENT TO PLAN SUPPORT AGREEMENT

This FIRST AMENDMENT TO PLAN SUPPORT AGREEMENT (this “Amendment”) is made and entered into as of February 27, 2014, and effective as of the Approval Date (as defined herein), by and between the Consenting Lenders and the Debtors (together with the Consenting Lenders, the “Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan Support Agreement (as defined herein).

WHEREAS, reference is made to the Plan Support Agreement, dated as of February 11, 2014, between the Consenting Lenders and the Debtors (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Plan Support Agreement”);

WHEREAS, the Consenting Lenders and the Debtors wish to amend the Plan Support Agreement as set forth more fully herein; and

WHEREAS, on November 14, 2012, the Debtors filed voluntary petitions for relief pursuant to Chapter 11 of the United States Code (the “Bankruptcy Code”) before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.	Amendments.

a.	Section 11(a) of the Plan Support Agreement is hereby deleted and replaced in its entirety with the following:

“The right to terminate hereunder shall not preclude any non-breaching Party from seeking specific performance or any other remedy available under applicable law for breach of this Agreement, which remedies, for the avoidance of doubt, and notwithstanding anything herein to the contrary, shall survive any termination pursuant to Sections 10(b) or 10(c) hereof.”

b.	The section of the Plan Term Sheet entitled “Sources of Capital for the Plan”) is hereby amended by deleting the first sentence of such section and replacing it with the following sentence:

“The Plan contemplates using cash on hand, $735 million of debt financing and, at the Debtors’ sole option, up to $300 million to be raised pursuant to the Rights Offering (as defined below) to fund distributions to be made under the Plan, as set forth herein.”

Footnote 2 of the Plan Term Sheet is hereby amended by deleting the first sentence of such footnote and replacing it with the following sentence:

“Assumes $735 million of new drawn exit financing plus up to approximately $200 million of undrawn revolver or additional drawn financing with proceeds remaining on the balance sheet. The financing shall be on customary, market-based terms that are reasonably satisfactory to the Debtors and the Consenting Lenders.”

c.	Paragraph (c) of the section of the Plan Term Sheet entitled “Treatment of Claims” is hereby deleted and replaced in its entirety with the following:

“Treatment of Priority Tax Claims – The priority tax claims (the “Priority Tax Claims”) shall be Allowed in an amount of $255,760,439.22 plus any applicable default interest and shall be satisfied in full in cash. Recovery: 100%.”

d.	Paragraph (f) of the section of the Plan Term Sheet entitled “Treatment of Claims” is hereby deleted and replaced in its entirety with the following:

“DSF Secured Credit Facility Claims – The vessels securing the DSF secured credit facility shall be retained by the Debtors and Allowed claims arising under the DSF secured credit facility (the “DSF Secured Credit Facility Claims”) shall be satisfied in full in cash. Recovery: 100%.”

e.	The section of the Plan Term Sheet entitled “Rights Offering” is hereby amended by deleting the first sentence of such section and replacing it with the following sentence:

“Each holder of the Senior Lender Claims (an “Eligible Holder”) shall be granted the right (the “Subscription Rights”) to purchase up to its pro rata share of up to $300 million of Reorganized OSG Stock and Reorganized OSG Jones Act Warrants at plan value on account of such holder’s Allowed Senior Lender Claim (the “Rights Offering”).”

Footnote 11 of the Plan Term Sheet remains unchanged.

2.	Continued Effect of Plan Support Agreement. The Plan Support Agreement remains unchanged and in full force and effect, except as amended herein and except to the extent individual holdings reflected on each Consenting Lender’s signature page to the original Plan Support Agreement have changed as a result of a Transfer pursuant to Section 3(a) of the Plan Support Agreement. For the avoidance of doubt, nothing in this Amendment is intended to or shall be construed as conferring Subscription Rights on those Consenting Lenders who have acceded to the Plan Support Agreement by executing a Transfer Agreement.

3.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the state of New York applicable to a contract executed and performed in such state without giving effect to the conflicts of laws principles thereof.

4.	Bankruptcy Court Approval. This Amendment shall become effective on the date of the Bankruptcy Court’s entry of the Plan Support Agreement Approval Order (the “Approval Date”).

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile which shall be deemed originals.

6.	Waiver. The execution, delivery and effectiveness hereof shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Parties under the Plan Support Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this FIRST AMENDMENT TO PLAN SUPPORT AGREEMENT to be duly executed as of the date first above written.

OVERSEAS SHIPHOLDING GROUP, INC.

By:
John J. Ray, III Chief Restructuring Officer

By:
Title:
Institution: